UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 12, 2016

AAR CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-6263	36-2334820
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One AAR Place

1100 N. Wood Dale Road

Wood Dale, Illinois 60191

(Address and Zip Code of Principal Executive Offices)

Registrant’s telephone number, including area code: (630) 227-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 12, 2016, AAR CORP. (the “Company”) entered into an employment agreement with John M. Holmes, its Vice President and Chief Operating Officer of the Company’s Aviation Services business group.

The agreement provides Mr. Holmes with the following during the term of his employment:

(i)            a base salary of $463,500, or such increased amount as the Compensation Committee of the Board of Directors may determine;

(ii)           an annual target cash incentive opportunity of 100% (and a maximum of 200%) of base salary for performance against financial goals established by the Compensation Committee;

(iii)          a long-term equity incentive compensation opportunity under the Company’s stock plan or other programs as determined by the Compensation Committee (with the grant for fiscal 2017 valued at approximately $1 million);

(iv)          a special performance-based restricted stock award granted on July 11, 2016 with a value of $2 million, based on achieving specified performance goals over a three-year performance period ending May 31, 2019, with 50% vesting on the third anniversary of the grant date and 50% vesting on the fourth anniversary of the grant date (and pro rata vesting based on actual performance if Mr. Holmes’ employment is terminated during the performance period by the Company without Cause, by him for Good Reason or due to his death or Disability);

(v)           participation in the Company’s non-qualified retirement plan, with the right to receive annual Company contributions up to 10% of base salary and cash bonus, subject to the plan’s vesting provisions; and

(vi)          specified fringe benefits, including reimbursement of travel and related expenses relating to membership in non-for-profit educational organizations, financial planning and tax preparation services, executive physical and payment of reasonable legal fees incurred to negotiate the agreement.

The agreement contains the following severance provisions:

If prior to a Change in Control (or later than 18 months following a Change in Control), either the Company terminates Mr. Holmes’ employment without Cause or Mr. Holmes terminates his employment for Good Reason, Mr. Holmes is entitled to:

(i)            continued payment of his base salary for 24 months; and

(ii)           a lump sum payment equal to two times the average of the cash incentive bonus paid to him in the preceding two fiscal years of the Company.

Payments cease upon a breach of the confidentiality and non-compete provisions set forth in the agreement (the non-compete provisions remain in effect for the two-year period following any such termination of employment).

If Mr. Holmes’ employment is terminated within 18 months following a Change in Control, either by the Company other than for Cause or Disability or by Mr. Holmes for Good Reason, he is entitled to:

(i)            an immediate lump sum payment equal to the sum of (A) a pro rata portion of the bonus that would have been paid to him had he remained employed until the end of the fiscal year and all performance goals were met at target and (B) two times his base salary and cash bonus for either the most recently completed fiscal year prior to the termination or the preceding fiscal year, whichever produces the higher amount;

(ii)           continued coverage for Mr. Holmes and his spouse under the Company’s welfare and fringe benefit plans for two years following termination of employment (he and his spouse can elect continued medical and dental coverage pursuant to COBRA at the end of such two-year period);

(iii)          full vesting of all outstanding stock-based awards granted under the Company’s 2013 Stock Plan, with performance-based restricted stock shares awarded based on the higher of the target or actual Company performance through the employment termination date (outstanding stock-based awards granted under the Company’s Stock Plan (its prior stock plan) fully vest on a Change in Control, regardless of whether a termination of employment occurs); and

(iv)          reasonable legal fees incurred by Mr. Holmes in enforcing the agreement.

If Mr. Holmes’ employment terminates due to Disability, he will continue to receive coverage under the Company’s medical, dental and life insurance plans for two years following such termination.

Any payment under the agreement in connection with Mr. Holmes’ termination of employment that would be considered deferred compensation under Section 409A of the Internal Revenue Code will be delayed six months following such termination to the extent necessary to comply with Section 409A.

The terms Change in Control, Cause, Good Reason and Disability are defined in the agreement.

The initial term of the agreement is until May 31, 2020, and the agreement will automatically renew thereafter for one-year periods unless either party gives 90 days advance notice.

The foregoing description of the agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed with this Current Report as Exhibit 10 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description
10	Employment Agreement dated as of July 12, 2016 between AAR CORP. and John M. Holmes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 13, 2016
AAR CORP.

By:
/s/ Robert J. Regan
Name: Robert J. Regan
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10	Employment Agreement dated as of July 12, 2016 between AAR CORP. and John M. Holmes.